Exhibit 99.1
 Food Company, Inc.
One Dole Drive • Westlake Village, CA 91362 • 818-874-4000 • Fax 818-874-4625
NEWS RELEASE
Contact: Joseph Tesoriero
Phone: (818) 879-6900
Beth Potillo
Phone: (818) 879-6733
DOLE FOOD COMPANY, INC. ANNOUNCES STATUS OF PENDING ASSET
SALE TRANSACTIONS, WHICH, UPON CLOSING, WILL BRING TOTAL
ASSET SALES TO $277 MILLION
WESTLAKE VILLAGE, California – September 23, 2008 – Dole Food Company, Inc. today announced the status of pending asset sale transactions. First, Dole has signed a binding letter of intent to sell its flowers division. The sale of the flowers division is expected to take place in two or three phases, with closing of at least the first phase expected to occur in the fourth quarter of 2008. Second, Dole has signed a definitive purchase and sale agreement to sell its JP Fresh subsidiary in England and its ripening and distribution business in France to Compagnie Financiere de Participations, a company in which Dole holds a non-controlling 40% stake, with closing expected to occur in the fourth quarter of 2008. When all phases of the flowers transaction are complete, net proceeds to Dole from the sale of the flowers division, the two Dole ripening and distribution companies in Europe and some additional agricultural acreage in California, Hawaii and Mexico will be approximately $145 million. The cash proceeds of these transactions will be used to pay down Dole’s senior secured credit facilities. These net proceeds of $145 million, when added to the $132 million in asset sales disclosed in Dole’s Second Quarter 2008 Form 10-Q filed on July 29, 2008, will bring the total of asset sales to approximately $277 million.
“Dole is pleased to be moving forward with these asset sale transactions, continuing to execute on our previously announced plan to sell assets to reduce our debt,” said David A. DeLorenzo, President and CEO of Dole.
Dole, with 2007 net revenues of $6.93 billion, is the world’s largest producer and marketer of high-quality fresh fruit and fresh vegetables, and is the leading producer of organic bananas. Dole markets a growing line of packaged and frozen foods and is a produce industry leader in nutrition education and research.
This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Forward looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends,” “anticipates” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; energy supply and pricing; changes in interest and currency exchange rates; economic crises and security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its SEC filings, including its Annual Report on Form 10-K.